Exhibit 23.5


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Kroll Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated January 31, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Factual Data Corp.'s adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") appearing in the Annual Report on Form 10-K of Factual Data Corp. for the year ended December 31, 2002.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

Los Angeles, California
June 14, 2004